Hudson United Bancorp (NYSE: HU) 1000 MacArthur Blvd. Mahwah, NJ 07430 NEWS RELEASE

COMPANY CONTACTS: Kenneth T. Neilson Chairman, President & CEO (201) 226-2631	William A. Houlihan EVP & Chief Financial Officer (201) 236-2803

FOR IMMEDIATE RELEASE:
July 25, 2003

HUDSON UNITED BANCORP ANNOUNCES SIGNING OF
DEFINITIVE AGREEMENT TO ACQUIRE
FLATIRON CREDIT COMPANY, INC.

         Mahwah, NJ – July 25, 2003 — Hudson United Bancorp (HU-NYSE) (the “Company”), the holding company for Hudson United Bank (the “Bank”), announced today the signing of a definitive agreement to acquire all capital stock of Flatiron Credit Company, Inc. (“Flatiron”). The majority shareholder of Flatiron is Warburg, Pincus Ventures, L.P., a private equity fund. The Company expects to complete the acquisition in the fourth quarter of 2003, after receiving regulatory approvals.

Flatiron is the seventh largest insurance premium finance company in the nation, based on industry statistics available to the Company and Flatiron. The majority of loans outstanding in Flatiron’s portfolio are made to small business customers located throughout the nation; are in amounts between $20,000 and $500,000 ; are secured by an ability to cancel the insurance policy upon a payment default and obtain refund of the remaining unearned premiums from the insurance company; have maturities of less than one year; are fixed rate; and are originated at yields that are higher than the Prime Rate. Flatiron primarily finances its loans with borrowings priced at a spread over LIBOR. Flatiron currently operates profitably and the Company expects the acquisition to be immediately accretive to EPS.

The senior management team of Flatiron will continue to operate Flatiron as a subsidiary of the Bank following the closing of the proposed acquisition. The senior management of Flatiron includes Robert Pinkerton, the Chief Executive Officer, and Bruce Lundy, the President, who jointly started Flatiron in 1995. The Chairman of Flatiron is Thomas A. Cooper, the former Chief Executive Officer of TAC Bancshares, and also a former President of Bank of America and a former Vice Chairman of Mellon Bank.

The purchase price of the acquisition will be $40 million in cash, subject to certain adjustments, based on the book value of Flatiron on the closing date; and also subject to additional potential earn-out payments by Hudson, based on the increase in net income of Flatiron in the two years after the closing of the acquisition. The purchase price (excluding any potential earn-out payments) represents a $3.4 million premium to Flatiron’s projected book value of $36.6 million on the closing date, which is a 9% premium to projected book value. The premium is also approximately 1% of Flatiron’s loans, which are projected to be greater than $275 million on the closing date. Credit Suisse First Boston was the financial advisor to Flatiron; UBS Investment Bank was the financial advisor to the Company.

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The Company is the multi-state bank holding company for the Bank, which has 206 offices in New Jersey, New York, Connecticut and Pennsylvania.

        This release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s expectations concerning Flatiron and its products, relationships, opportunities, and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “may”, “will”, or similar statements or variations of such terms. Such forward- looking statements involve certain risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, a decline in the business, assets or profitability of Flatiron, a failure to maintain the management or business relationships of Flatiron, regulatory issues with the insurance premium finance business; with respect to Hudson, changes in interest rates, changes in economic conditions, deposit and loan volume trends, continued levels of loan quality, trends in loan loss provisions, changes in relationships with customers, failure to realize expected cost savings or revenue enhancements from changes from this acquisition or others, the continued existence and availability of tax credits for Hudson, especially its Section 29 credits and other tax advantaged investments, and the effects of legal, tax and regulatory provisions applicable to the Company. The Company assumes no obligation for updating any such forward-looking statements at any time. Information on potential factors that could cause the Company’s financial results to differ from the forward-looking statements also is included from time to time in the Company’s public reports filed with the SEC, including in our Form 10-K for the year ending December 31, 2002.